45 East Putnam Avenue • Greenwich, CT 06830 Tel: 203.422.2300 • Fax: 203.422.2330 Email: ggc@globalgoldcorp.com

Juan José Quijano Fernández October 3, 2008 Juan José Quijano Claro El Vergel 2316 Santiago Chile

RE: Terms for Transfer of Chiloe and Ipun Island Properties

Gentlemen:

     This letter amends the terms of our prior agreements on the Ipun and Chiloe projects in light of current circumstances. This agreement is subject to confirmation by our board of directors, which shall act on or before October 15, 2008.

     The Chiloe and Ipun projects shall be transferred to you according to the agreed legal form in Chile from the existing Global Gold Valdivia joint venture company on or before November 1, 2008. Global Gold Corporation for itself and its subsidiaries will have no further rights or obligations regarding those properties, ceding all of its rights to you.

     The consideration you shall provide to Global Gold or its designee for this transfer shall include: (a) $200,000 USD, fifty percent of which will be paid at the closing and the other fifty percent to be paid within sixty days; (b) certain second hand equipment and parts used for mining which are currently on or around the territory of the Global Gold Valdivia joint venture to be specified in the mutually agreed transfer documents, including a Caterpillar 966 wheel loader, a Warner Swasey excavator, and a Caterpillar 290 kva generator; (c) certain land rights, buildings and improvements which are currently on or around the territory of the Global Gold Valdivia joint venture, generally described as an approximately five hectare property, known as Lote Nº11, situated in Pureo, where Amparo and Pureo mining properties are located, and approximately ten hectares including two properties with their buildings, situated in the area where the mining property Guadalupe 61-120 is located, all as to be specified in the mutually agreed transfer documents; and (d) a first priority right of payment from your share of profits of the Global Gold Valdivia joint venture company of $200,000 USD.

     If you have any comments or questions on this feel free to call me directly. If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Sincerely yours, Global Gold Corporation By:__________________ Van Z. Krikorian, Chairman

Confirmed and Agreed to this 3rd day of October 2008:

_______________________ ____________________ Juan José Quijano Fernandez Juan José Quijano Claro